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                                                                    EXHIBIT 5.1


                               September 1, 2000


Elastic Networks Inc.
6120 Windward Parkway
Suite 100
Alpharetta, Georgia 30005

         Re:  Registration of 7,800,000 Shares of Common Stock;
              Registration Statement on Form S-1 (Reg. No. 333-40500)

Ladies and Gentlemen:

         We have acted as counsel to Elastic Networks Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to the Company's Registration Statement on Form S-1, Registration No. 333-40500 (the "Registration Statement"), of a public offering of 7,800,000 shares of common stock, $.01 par value ("Common Stock") of the Company (the "Firm Shares"), of which 6,800,000 are being sold by the Company and 1,000,000 are being sold by the Selling Stockholder as described in the underwriting agreement (the "Underwriting Agreement") to be entered into between the Company and Chase Securities Inc., FleetBoston Robert Stephens Inc. and UBS Warburg LLC (the "Underwriters"). In addition, the Company will grant to the Underwriters an option to purchase up to an additional 1,170,000 shares of Common Stock solely to cover over-allotments, if any (the "Option Shares"). The Firm Shares and the Option Shares are hereinafter referred to collectively as the "Shares."

         In this capacity, we have examined the Registration Statement (including all amendments thereto), the proposed form of Underwriting Agreement, the Company's Second Amended and Restated Certificate of Incorporation and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments of the Company relating to the authorization and issuance of the Shares to be sold by the Company and other matters as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         In conducting our examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as

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Elastic Networks Inc.
September 1, 2000
Page 2


originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

         Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, will be legally and validly issued, fully paid and non-assessable.

         We hereby consent to the incorporation of this opinion into the Registration Statement as Exhibit 5.1 thereto and to the reference to our firm under the heading "Legal Matters" in the Prospectus that is a part of the Registration Statement.

         We further consent to the use of this opinion as an exhibit to applications to securities commissioners of various states of the United States for the registration or qualification of the Shares under the securities or "blue sky" laws of such states.


                                     Very truly yours,

                                     /s/ HUNTON & WILLIAMS
                                     -------------------------
                                     HUNTON & WILLIAMS